                                                                    EXHIBIT 12.2


                                  XTRA, INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
             For the three months ended December 31, 1998 and 1997
                             (Millions of dollars)
                                  (Unaudited)

                                                            1998              1997
                                                        -------------     ------------

EARNINGS
Pretax income                                           $         31      $         30
  Add:  Fixed charges (below)                                     14                15
                                                        -------------     -------------

                                                        $         45      $         45
                                                        =============     =============


FIXED CHARGES                                           $         14      $         15
                                                        =============     =============

Ratio of Earnings to Fixed Charges                               3.2               2.9
                                                        =============     =============


Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense, which represents interest.